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                                                                    EXHIBIT 99.2


                              [IRIDIUM LETTERHEAD]


PRESS RELEASE


                THE WORLD'S FIRST GLOBAL SATELLITE TELEPHONE AND
                      PAGING COMPANY STARTS SERVICE TODAY

               Iridium Ushers in New Era of Global Communication

WASHINGTON, November 1, 1998 -- The Global Village just got a whole lot smaller.

Iridium LLC today announced that the world's first hand-held, global satellite phone and paging system is now commercially available to customers. With Iridium phones and pagers, people will have the ability to communicate virtually anywhere on the face of the planet - using one phone, with one phone number, receiving one monthly phone bill.

"After 11 years of hard work, we are proud to announce that we are open for business," said Edward F. Staiano, Iridium LLC Vice Chairman and CEO. "Iridium will open up the world of business, commerce, disaster relief and humanitarian assistance with our first-of-its-kind global communications service."

Dr. Staiano noted that Iridium is now fully operational, 24 hours a day, seven days a week, offering the following key services: satellite voice, cellular roaming, and calling card. Phones are being produced and shipped to the regional Iridium Gateways by the two manufacturers, Motorola of the US and Kyocera of Japan. In addition, global page service will commence in mid-November.

"The potential uses of Iridium products is boundless," continued Staiano. "Business people who travel the globe and want to stay in touch with home and office, industries that operate in remote areas, disaster and relief organizations that

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require instant communications in troubled areas - all will find Iridium to be the answer to their communications needs."

Using its constellation of 66 low earth-orbit satellites, the Iridium system provides reliable communications from virtually any point on the globe. From ships at sea, to the highest mountains to remote locations, Iridium customers will be able to make and receive phone calls on their Iridium phone. For people travelling to urban areas in the developed world, Iridium offers a cellular roaming service featuring dual-mode phones that can be switched to operate with terrestrial wireless services.

Whether their phone is in satellite or cellular mode, an Iridium customer will be reachable at a single phone number, anywhere they happen to be. If their phone is turned off, they can be contacted 24 hours a day on their Iridium pager.

Iridium satellite service is authorized in more than 120 countries and territories around the world, with more than 200 markets expected by year-end. More than 270 distribution agreements have been negotiated worldwide, with service providers and roaming partners, which will provide Iridium access to over 105 million wireless telephone customers in 125 countries.

Different Services for Different Needs

Iridium services include satellite, cellular, paging, and landline communications capabilities, allowing customers to select the communication options that best serve their needs. The phones allow cellular communications, where available or compatible, or satellite service when outside the range of terrestrial wireless networks. Combined, Iridium service will offer customers on the move the lowest cost option available to meet their global communications requirements. Customers can choose one or more of the following Iridium services.

- Iridium World Satellite Service provides a direct satellite link to a handheld satellite phone, both for incoming and outgoing communications in remote areas, poorly covered regions, and other locations where terrestrial networks are not available.

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-        Iridium World Roaming Service allows customers to roam across previously incompatible terrestrial wireless networks, enabling them to keep one telephone number and receive one telephone bill for calls made anywhere on Earth.

- Iridium World Page Service will provide global alphanumeric messaging to belt-worn pagers. When combined with the voice mail option, customers can be sure that callers can reach them worldwide, including on aircraft. Iridium World Page Service will be available beginning in mid-November, 1998.

- Iridium World Calling Card enables customers to make phone calls from public and private wireline and wireless phones in 58 countries around the world. To use Iridium World Calling Card service, users simply dial an access code (toll-free where available) for the country in which they are located, enter their account number, followed by the destination number. Calls are billed directly to the users calling card.

The Vital Link: The World's First Satellite Handheld Telephones

Motorola and Kyocera, the manufacturers of Iridium satellite telephones and pagers, are expected to produce more than 100,000 satellite telephones in 1998. The multi-mode Iridium telephones from Motorola and Kyocera include Subscriber Identity Module (SIM) cards, which provide personalized telephone features and security for the owner. The phones also use plug-in radio cassettes to provide compatibility with different local cellular systems around the world.

Motorola will provide cellular cassettes for GSM 900 and CDMA/AMPS/NAMPS 800 standards at commercial activation, and Kyocera phones will support GSM 900 and PDC standards.

Local and Global Customer Care

Because Iridium is a worldwide service, a Global Customer Care (GCC) program has been implemented to provide toll-free, round-the-clock, international support to global travelers. This includes helping customers with replacement of lost or stolen

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equipment, resolving network and equipment-related issues, and providing system coverage support.

The GCC program is designed to complement the customer care efforts of Iridium's service providers by offering quality service to customers who are outside their home area. When customers are in their home area, they can contact their local service provider's customer care center for Iridium sales support, account maintenance, product and service assistance, billing inquiries, and all other Iridium needs.

Those interested in Iridium service can call Iridium Customer Care toll-free at 1-877-691-0162, to find out more about Iridium service availability in their particular country, or in countries to which they travel. Information also can be obtained through the Iridium Web site, www.iridium.com.

Iridium is a global wireless communications network that combines the worldwide reach of 66 low-earth-orbit satellites with land-based wireless systems to enable subscribers to communicate using handheld telephones and pagers virtually anywhere in the world. Iridium World Communications, Ltd. (NASDAQ:
IRIDF) is the public investment vehicle of Iridium LLC.

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   Iridium is a registered trademark and service mark of Iridium LLC (C) 1998